MORGAN & COMPANY
CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the use in this Registration Statement on Form SB-2/A (Amendment No. 3) for Tryx Ventures Corp. of our Auditors' Report dated June 17, 2004, relating to the financial statements of Tryx Ventures Corp. as of March 31, 2004 and 2003 and for the years ended March 31, 2004 and 2003, and for the period from inception December 23, 1999 to March 31, 2004, and to the reference to our Firm under the caption "Experts" in the Registration Statement.

Vancouver, Canada	"Morgan & Company"
July 6, 2004	Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	PO Box 10007 Pacific Centre Suite 1488 -700 West Georgia Street Vancouver, BC V7Y 1A1